EXHIBIT 10.42

BEFORE THE STATE BOARD OF EQUALIZATION

OF THE STATE OF CALIFORNIA

In re:	Asset Liquidation Group, Inc.
SR Z AP 17-772179
Case ID: 169299

Notice of

Determination: April 8, 2002

Period: April 1, 1996, to December 31, 1999

Tax:	$2,173,388.67
Interest:	953,633.09
Penalty:	0.00

Total:	$3,127,021.76

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into by and between Asset Liquidation Group, Inc. (“Petitioner”) and the State Board of Equalization (“SEE”), collectively referred to herein as “the parties,” and is made pursuant to the authority provided in California Revenue and Taxation Code Section 7093.5, as amended by Assembly Bill 3308 (Chapter 138, Stats, of 1994) effective July 7, 1994.

RECITALS

A. A Notice of Determination (the “Determination”) dated April 8, 2002, was issued by the SBE for the period April 1, 1996, to December 31, 1999 (the “settlement period”), totaling $3,127,021,76. The Determination is incorporated into this Agreement by this reference. After a series of reaudits, the third reaudit report dated September 21, 2005, reduced the total liability (tax and interest) under the Determination to $433,620.05 with interest computed through September 30, 2005. Currently, the total amount at issue (tax and interest) is $447,796.08 with interest calculated through September 30, 2006.

B. Petitioner protested the Determination. Under the protested Determination, the total tax liability in dispute and subject to this Agreement is $254,614.69 (the tax liability), which the SBE contends is payable by Petitioner to the SBE under the Sales and Use Tax Law. The items in dispute under the protested Determination, and which, taken together, constitute the “dispute” are:

Item 1.	Disallowed Claimed Sales for Resale

Item 2.	Disallowed Claimed Sales in Interstate Commerce

Item 3.	Withdraw of Resale Inventory, Subject to Use Tax

Item 4.	Difference Between Recorded and Reported Sales Tax

C. The parties desire to enter into this Agreement in order to resolve the dispute.

D. Petitioner desires to effect a final and complete settlement of the tax liability, which is the subject of the Determination and dispute described above, for the period in issue.

E. The SBE finds that settlement upon the terms set forth in this agreement is reasonable from an overall perspective, in the best interests of the State of California, and in accordance with Revenue and Taxation Code Section 7093.5.

AGREEMENT

Accordingly, IT IS HEREBY STIPULATED AND AGREED between the parties that:

1. SETTLEMENT AMOUNT

(a). Petitioner agrees to pay a total amount of $380,000.00 (the “settlement amount”) before the execution of the Agreement by the SBE. The settlement amount is allocated as follows:

Tax	Interest	Penalty	Total
$218,000.00	$162,000.00	$0.00	$380,000.00

The settlement amount, and all interest accruing thereon, and any other amounts accruing, owing, or coming due under this Agreement, shall, in addition, be treated as and become a final “order and decision of the SBE upon a Petition for Redetermination” under Section 6564 of the Revenue and Taxation Code. By execution of this Agreement, Petitioner expressly waives the thirty (30) day period set forth in that statute.

(b). To date, payments in the amount of $101,547.52 on the settlement amount have been received by the SBE, leaving an unpaid balance of $278,452.48 which is due and payable from Petitioner to the SBE pursuant to the terms and conditions of this Agreement. All payments and credits are subject to final verification by the BOE.

(c). On or before the effective date of his Agreement, Petitioner shall pay the sum of $88,452.48 to the SBE (the initial payment). Thereafter, payment of the remaining balance of the settlement amount is to be made in installments as set forth in the following payment schedule. Payments equal to the amounts indicated on the schedule are due and payable from Petitioner to the SBE on the indicated due dates. Interest will accrue on the unpaid balance of the settlement amount as set forth below.

Payment Schedule

Payment Due Date	Minimum Payment Required
February 28, 2007	$48,000.00
March 31, 2007	$48,000.00
April 30, 2007	$48,000.00
May 31, 2007	$46,0000.00 Plus Accrued Interest & Any Other Amounts Due Under This Agreement

On or before May 31, 2007, the entire remaining unpaid balance of the settlement amount, and all accrued but unpaid interest thereon and any other amounts accruing, owing, or coming due under this Agreement, shall be due and payable in full.

(d). Beginning on the first day of the first calendar month which commences after the expiration of thirty (30) days from the effective date of this Agreement, interest shall accrue on the unpaid balance of the settlement amount at an interest rate equal to that interest rate established and set forth in section 6482 of the Revenue and Taxation Code; which rate is subject to periodic adjustments pursuant to the terms and conditions of that statute. As set forth above, all accrued interest is due and payable in full on May 31, 2007.

Should interest not be paid when due as provided herein, it shall thereafter bear like interest as the unpaid balance of the settlement amount.

(e). Petitioner expressly reserves the right to prepay, in whole or in part, the unpaid balance of the settlement amount owing under this Agreement, and any accrued interest thereon; provided that any prepayments shall be credited against those installment payments which are last due and payable under this Agreement.

(f). In the event that any payment is not received by the SBE on or before the agreed due date as indicated in (c) above, then, in addition to such other sums as are due hereunder, the undersigned Petitioner shall deliver, together with the delinquent payment, a sum equal to ten percent (10%) of the outstanding unpaid balance of the settlement amount as a penalty under section 6565 of the Revenue and Taxation Code.

(g). The undersigned Petitioner waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Agreement, except as may be expressly stated to the contrary herein. No delay or omission on the part, of the SBE in exercising any rights hereunder shall operate as a waiver of any right existing under this Agreement.

(h). The amounts due are payable in lawful money of the United States drawn on a United States Clearing house.

(i). Should default be made of any installment or other payment when due, or should Petitioner default as to any other provision of this Agreement, then the entire unpaid balance of the settlement amount, and all accrued interest thereon and any other amount accruing or coming due under this Agreement, shall become immediately due at the option of the SBE.

2. EFFECTIVE DATE. This Agreement becomes effective upon the date of execution of the Agreement by an authorized officer or employee of the SBE; provided that in no event shall this Agreement be effective until such time as: (1) The State Board of Equalization itself has approved the Agreement pursuant to Revenue and Taxation Code Section 7093.5(e) and authorized the delivery of the executed Agreement to Petitioner; and (2) Petitioner has paid the initial payment to the SBE in good funds.

If Petitioner fails to pay the initial payment as indicated in this Agreement within thirty (30) days after the State Board of Equalization approves the Agreement pursuant to Revenue and Taxation Code Section 7093.5(e), then, at the sole and exclusive option of the SBE, and without limitation the SBE may:

(a).	Reject this Agreement;

(b).	Withdraw any settlement offer previously made by the SBE;

(c).	Reject any settlement offer previously made by Petitioner; and

(d).	Terminate any pending or further settlement negotiations with Petitioner.

In the event that this Agreement does not become effective for any reason, then the terms and conditions hereof shall have no force or effect whatsoever, and interest upon any unpaid amount that is ultimately determined as a deficiency pursuant to the Determination shall be assessed in accordance with Revenue and Taxation Code 6482.

3. NOTICES. All notices and deliveries required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or mailed by First Class U.S. mail, postage prepaid, to the parties at the following addresses:

If to SBE:	Settlement Section
State Board of Equalization
450 N Street MIC: 87
P.O. Box 942879
Sacramento, CA. 94279-0087

If to Petitioner:	Scott Norton, Senior Manager
KPMG. LLP
21700 Oxnard Street, Suite 1200
Woodland Hills, CA 91367

Personally delivered notices and documents shall be deemed given and delivered upon actual personal delivery to the intended recipient. Mailed notices and documents shall be deemed given and delivered upon the earlier of three (3) business days after deposit into the First Class United States mail, with postage fully prepaid, or the date of actual receipt as evidenced by a return receipt, if any.

4. SETTLEMENT PERIOD. By agreeing to this settlement, both parties agree that the settlement applies to the period from April 1, 1996, to December 31, 1999, (the settlement period). Both parties agree that this settlement does not apply to periods prior or subsequent to the above-described settlement period.

By agreeing to this settlement, neither party is conceding the merits of the other party’s position taken in the settlement period covered by the Determination. This settlement has no effect on any tax liability in periods outside the settlement period for which this Agreement is entered.

By agreeing to this settlement, the SBE does not concede that any particular transactions included in the Determination are non-taxable transactions nor that Petitioner should not report the same or similar transactions as taxable in future periods.

5. NON-PRECEDENTIAL. The terms of this Agreement are non-precedential.

6. WAIVER AND RELEASE. Petitioner hereby releases and discharges the SBE and its successors in interest from, and relinquishes any and all past, present, or future claims, demands, obligations, or causes of action for compensatory or punitive damages, costs, losses, expenses, and compensations which Petitioner has against the SBE arising from or on account of the Determination, the dispute, and/or the facts and circumstances set forth herein; provided, however, that this release shall not apply to claims arising out of or based upon a breach of any of the provisions of this settlement agreement or to any action taken to enforce this settlement agreement.

Petitioner waives with prejudice any and all rights to file an administrative claim for refund, pursuant to Revenue and Taxation Code Section 6904 or otherwise, with regard to any item included in the Determination or the dispute for the settlement period.

Petitioner waives with prejudice any and all rights to file an action against the SBE, pursuant to Revenue and Taxation Code Section 6933 or otherwise, with regard to any item included in the Determination or the dispute for the settlement period.

7. GOVERNING LAW AND VENUE. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. The parties, and each of them, hereby agree to submit to the jurisdiction of the California courts in any action relating to this agreement or the enforcement or interpretation of the terms and conditions of this Agreement. Proper venue shall be in the appropriate court in the County of Sacramento.

8. ATTORNEYS’ FEES AND COSTS. Each party shall bear any and all attorney’s fees and costs arising from the actions of its own counsel in connection with the Determination, the dispute, and the resolution of the dispute, including without limitation those fees and costs relating to or stemming from the negotiation, execution, performance, and/or enforcement of this Agreement.

9. TAX LIABILITY FOR OTHER MATTERS AND OTHER PERIODS. This Agreement applies only to the Determination and the dispute between the parties arising out of the facts and circumstances recited herein for the settlement period. Notwithstanding anything else set forth herein, this Agreement shall not limit the SBE’s ability to make further adjustments to Petitioner’s sales and use tax liability arising out of or stemming from other facts and circumstances, or relating to or arising from periods other than the settlement period covered by this Agreement. This Agreement shall likewise not limit Petitioner’s ability to contest such adjustments.

Further, this Agreement shall not affect any limitation periods for deficiencies or for filing claims for refund. However, any deficiencies or claims for refund filed with regard to the settlement period, if any, must pertain only to items (1) not included in the Determination, (2) not in dispute as set forth in this Agreement, and (3) not arising out of or stemming from the facts and circumstances of the Determination or the dispute (See paragraph B of the Recital for a listing of the disputed items).

10. NO ADMISSION OF LIABILITY; INADMISSIBILITY. Nothing contained in this Agreement shall be taken, or construed to be an admission on the part of any party or person or evidence of any claims, demands, causes of action, obligations, damages, liabilities, facts, or legal conclusions asserted by any party or person. The terms of this Agreement shall not be admissible for purposes of establishing liability in any civil action, or in any administrative proceeding or hearing under California Evidence Code section 1152, except as may be necessary to enforce the terms of the Agreement.

11. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties. There are no promises, terms, conditions, or obligations other than those contained or attached to this Agreement. This Agreement supersedes all prior agreements or understandings, whether written or oral, of the parties hereto. Petitioner acknowledges that no representations of fact or opinion were made by the SBE or anyone on the SBE’s behalf to induce Petitioner to execute this Agreement relating to the nature, basis, or amount of the settlement.

12. WARRANTIES. Each party represents and warrants to the other party that its signatory to this Agreement has the authority to execute this Agreement on its behalf.

13. EFFECT ON SUCCESSORS. This agreement is binding on the parties and their personal representatives, successors in interest, assignees for the benefit of creditors, and bankruptcy trustees of the parties, and each of them.

Asset Liquidation Group, Inc.

Date: October 10, 2006
by

Vice President General Counsel
Capacity

State Board of Equalization

Date: 5/16/07
by

Chief Counsel
Capacity